SECURITIES AND EXCHANGE COMMISSION

                     	Washington, DC 20549



                       	     FORM 8-K

                          CURRENT REPORT
              	PURSUANT TO SECTION 13 OR 15(d) OF
             	THE SECURITIES EXCHANGE ACT OF 1934

Date  of Report (Date of earliest event reported): April 1,1998



                   		HORIZON GROUP, INC.
      	(Exact Name of Registrant as Specified in Charter)



MICHIGAN                    1-12424                  38-2559212
(State or other       (Commission File Number)     (IRS  Employer
Jurisdiction of					                             Identification No.)
Incorporation)

               5000 HAKES DRIVE, NORTON SHORES, MICHIGAN   49441
              (Address of Principal Executive Office)   (Zip Code)


   Registrant's telephone number, including area code:  (616) 798-9100



                          NOT APPLICABLE
    (Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS

    On  April  1, 1998, Horizon Group, Inc. (the "Company")
consummated the  transactions contemplated by the agreement
executed by the Company  and  Castle  &  Cooke,  Inc.  (and
certain  of  its  affiliates)  on  February  1,  1998  (the
"Agreement").   The Agreement releases the Company from the
long-term lease obligations  relating  to  its Dole Cannery
outlet  center in Honolulu, Hawaii in connection  with  the
formation  of  a  joint  venture (the "Joint Venture") with
certain affiliates of Castle & Cooke, Inc.  Pursuant to the
terms of the Agreement, Castle  &  Cooke  Properties, Inc.,
the landlord of the project, has released the  Company from
all post-closing obligations under the lease which  expires
in  2045,  in exchange for the Company's conveyance to  the
Joint Venture  of  its  rights  and  obligations under such
lease.   The  Company  has also transferred  to  the  Joint
Venture  substantially  all   of   the  Company's  economic
interest in its outlet center in Lake  Elsinore, California
together  with  vacant  property  located adjacent  to  the
center.  The Company expects to record  a  loss  during the
first quarter of 1998 of approximately $30.0 million  as  a
result  of  the  transaction.   The  Company  holds a small
minority  interest  in the Joint Venture but will  have  no
obligation or commitment  with  respect to the Dole Cannery
project for the period following  the  closing.   The  Dole
Cannery outlet center will be operated after the closing by
Castle  &  Cooke  Outlet  Centers,  LLC.   The Company will
continue to manage the Lake Elsinore outlet center after the closing.

                     SIGNATURES

    Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



HORIZON GROUP, INC.
(Registrant)

By:/s/ James S. Wassel
      James S. Wassel
      President

    Dated: April 15, 1998